UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF THE

SECURITIES EXCHANGE ACT OF 1934

INSMED INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Virginia	54-1972729
(State of Incorporation or organization)	(IRS Employer Identification No.)

4851 Lake Brook Drive, Glen Allen, Virginia	23060
(Address of Principal Executive Offices)	(Zip Code)

(804) 565-3000

(Registrant’s Telephone Number, Including Area Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☒

Securities Act registration statement file number to which this form relates:                  (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

In connection with the Purchase Agreements, dated as of March 15, 2005 (the “Purchase Agreements”), by and between Insmed Incorporated (“Registrant”) and (i) Alexandra Global Master Fund, Ltd. (“Alexandra”), (ii) Baker Bros. Investments, L.P, Baker/Tisch Investments, L.P., Baker Biotech Fund I, L.P., Baker Biotech Fund II, L.P. and Baker Biotech Fund III, L.P. (collectively, “Tisch”), and (iii) certain other purchasers, Registrant and Wachovia Bank, N.A. (the “Rights Agent”) entered into Amendment No. 1 to Rights Agreement, dated as of March 15, 2005 (the “Amendment”), amending the Rights Agreement, dated as of May 16, 2001 (the “Rights Agreement”), by and between Registrant and the Rights Agent. Pursuant to the Amendment, the issuance of the securities (the “Securities”) to Alexandra and Tisch (collectively, the “Exempt Investors”) pursuant to the Purchase Agreements, will not trigger the distribution of any rights to the holders of the Registrant’s common stock under the Rights Agreement. Specifically, the Rights Agreement was amended to “exempt” the Exempt Investors to the extent that the sale of the Securities, together with any additional shares held by the Exempt Investors prior to such sales, would have resulted in any of the Exempt Investors owning in excess of 15% of the common stock of the Registrants which would have been a triggering event under the Rights Agreement.

A copy of the Amendment is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2. Exhibits.

Exhibit No.	Description
Exhibit 4.1	Amendment No. 1 to Rights Agreement, dated March 15, 2005, by and between Insmed Incorporated and Wachovia Bank, N.A. (f/k/a First Union National Bank) as Rights Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insmed Incorporated

Date March 16, 2005
	By:	/s/ Kevin P. Tully
	Name:	Kevin P. Tully, C.G.A.
	Title:	Principal Financial Officer, Treasurer and Controller

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EXHIBIT INDEX

Exhibit No.	Description
4.1	Amendment No. 1 to Rights Agreement, dated March 15, 2005, by and between Insmed Incorporated and Wachovia Bank, N.A. (f/k/a First Union National Bank) as Rights Agent.

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